CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Trustees
Putnam Funds Trust

We consent to the use of our report, dated July 17, 2018, with respect to the financial statements and financial highlights of Putnam Dynamic Risk Allocation Fund, a series of Putnam Funds Trust, included herein, and to the references to our firm under the captions Financial Highlights in the prospectus and Independent Registered Public Accounting Firm and Financial Statements in the Statement of Additional Information.

/s/ KPMG LLP
Boston, Massachusetts
September 24, 2018